Exhibit 23.4

Consent letter

16 June 2025 Mercurity Fintech Holding Inc. 1330 Avenue of Americas F1 33, New York NY 10019

Dear Sirs

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on May 20, 2025 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in relation to the issuance and sale from time to time of the securities of Mercurity Fintech Holding Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Bird & Bird

Bird & Bird

^Non-resident Partner

Bird & Bird is an international legal practice comprising Bird & Bird LLP and its affiliated and associated businesses in the locations listed, which include Bird & Bird, a partnership formed under Hong Kong law.